Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of RAIT Financial Trust for the registration of common stock, preferred stock and warrants and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements and schedules of Taberna Realty Finance Trust included in the RAIT Financial Trust Form 8-K/A filed with the Securities and Exchange Commission on January 4, 2007.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 4, 2007